EXHIBIT 8.1

(BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD)

July 11, 2003

Sardy House, LLC
128 East Main Street
Aspen, Colorado 81611

     Re: Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to Sardy House, LLC, a Colorado limited liability company (the “Company”), and are rendering this opinion in connection with the filing of a Registration Statement (the “Registration Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of the Company’s limited liability company membership interests (the “Membership Interests”), all of which may be sold by the current sole holder of the Membership Interests as described in the Registration Statement.

     In our capacity as counsel, we have examined the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents, instruments, and other business records, and such certificates or comparable documents of public officials and officers and representatives of the Company and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth. In giving this opinion, we have assumed the authenticity of all documents presented to us as originals, the conformity with the originals of all documents presented to us as copies and the genuineness of all signatures.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement, we are of the opinion that the statements set forth under the heading “Material United States Federal Income Tax Consequences” in the prospectus included in the Registration Statement are a summary of the material United States federal income tax consequences relevant to purchasers and holders of the Membership Interests, and, insofar as such statements are a summary of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute an accurate summary of the matters described therein in all material respects.

Sardy House, LLC
July 11, 2003

     Our opinion is based upon the Internal Revenue Code of 1986, the Treasury regulations promulgated thereunder (proposed, temporary and final), interpretive pronouncements by the Internal Revenue Service and other relevant legal authorities, all as in effect on the date hereof. We note that all such legal authorities are subject to change, either prospectively or retroactively, and we are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof which could affect our opinion.

     We express no opinion as to any laws other than the federal income tax laws of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service, which could take a position contrary to our opinion. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “Material United States Federal Income Tax Consequences” and “Legal Matters” in the prospectus included therein. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. It is understood that this opinion may be used in connection with offers and sales of the Membership Interests made during the time when the Registration Statement is in effect. This opinion is not to be used, circulated, quoted or referred to for any other purpose without our prior written consent.

Very truly yours,

/S/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP